                                                                    EXHIBIT 4.1




                          SECURITIES PURCHASE AGREEMENT

                                      AMONG

                               THE VIALINK COMPANY

                                       AND

                            THE PURCHASERS LISTED ON
                          SCHEDULE I TO THIS AGREEMENT

                                TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF SECURITIES.....................................2

   1.1       Purchase and Sale of Securities..................................2
   1.2       Separate Sales...................................................2

ARTICLE II CLOSING............................................................2

   2.1       The Closing......................................................2

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................2

   3.1       Organization, Standing and Power.................................2
   3.2       Capital Structure................................................3
   3.3       Authority........................................................4
   3.4       SEC Documents; Financial Statements..............................4
   3.5       Absence of Undisclosed Liabilities...............................5
   3.6       Broker's and Finders' Fees.......................................5
   3.7       Board Approval...................................................5
   3.8       No Material Adverse Change.......................................5
   3.9       Litigation.......................................................5
   3.10      Representations Complete.........................................6

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASERS.......................6

   4.1       Corporate Organization...........................................6
   4.2       Authorization....................................................6
   4.3       No Violation.....................................................6
   4.4       Brokers and Finders..............................................7
   4.5       Corporate Approval...............................................7
   4.6       Investment Intent................................................7
   4.7       Access to Information............................................7
   4.8       Accredited Investor..............................................7
   4.9       Restricted Securities............................................7
   4.10      Further Limitations on Disposition...............................7

ARTICLE V COVENANTS 8

   5.1       Further Assurances...............................................8
   5.2       Market Stand-Off.................................................8
   5.3       Registration Rights Agreements...................................8
   5.4       Listing of Common Stock..........................................9
   5.5       Issuance of Certificates.........................................9

ARTICLE VI DELIVERIES AT CLOSING..............................................9

   6.1       Warrant .........................................................9


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
   6.2       Lock-Up Agreements...............................................9
   6.3       Registration Rights Agreement....................................9
   6.4       Legal Opinion....................................................9
   6.5       Payment of Consideration........................................11

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION......11

   7.1       Survival of Representations.....................................11
   7.2       Statements as Representations...................................11
   7.3       Indemnification by the Company..................................11
   7.4       Indemnification by Purchasers...................................11
   7.5       Limitation of Liability.........................................12

ARTICLE VIII MISCELLANEOUS PROVISIONS........................................12

   8.1       Amendment and Modifications.....................................12
   8.2       Waiver of Compliance............................................12
   8.3       Expenses........................................................12
   8.4       Remedies Waiver.................................................12
   8.5       Notices.........................................................13
   8.6       Assignment......................................................13
   8.7       Publicity.......................................................13
   8.8       Severability....................................................14
   8.9       Arbitration of Disputes.........................................14
   8.10      Governing Law...................................................14
   8.11      Counterparts....................................................14
   8.12      Headings........................................................14
   8.13      Third Parties...................................................14
   8.14      Further Assurances..............................................15
   8.15      Schedules.......................................................15
   8.16      Entire Agreement................................................15

LIST OF SCHEDULES
Schedule I
Company Disclosure Schedule

LIST OF EXHIBITS

Exhibit A - Form of Common Stock Purchase Warrant
Exhibit B - Form of Registration Rights Agreement
Exhibit C - Form of Lock-Up Agreement
Exhibit D - Form of i2 Amendment No. 1
Exhibit E - Form of Hewlett-Packard Amendment No.1


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

                          SECURITIES PURCHASE AGREEMENT

         This Securities Purchase Agreement ("AGREEMENT") is made and entered into as of March 22, 2000, by and among THE VIALINK COMPANY, a Delaware corporation (the "COMPANY"), and the persons listed on SCHEDULE I attached hereto (individually, a "PURCHASER," and collectively, "PURCHASERS").

                                    RECITALS:

         WHEREAS, the Company is authorized to issue shares of the Company's $0.001 par value common stock ("COMMON Stock") and the warrant to purchase shares of Common Stock described herein; and

         WHEREAS, in connection with and in consideration for the payment by the Purchasers to the Company of a total aggregate consideration of $6,000,000 at Closing (as hereinafter defined), the Company shall issue to Purchasers that number of shares (the "SHARES") of Common Stock that shall equal $6,000,000 divided by 80% of the average closing bid price of the Common Stock on the Nasdaq SmallCap Market for the five consecutive trading days ending one day prior to the date on which the Company files its registration statement on Form SB-2 (the "FORM SB-2") in connection with the Company's anticipated underwritten public offering (the "PURCHASE PRICE PER SHARE"). Each individual Purchaser shall receive its pro-rata portion of the Shares, which portion shall be determined in accordance with such Purchaser's allocated percentage set forth opposite such Purchaser's name on SCHEDULE I, attached hereto. Purchasers shall also receive warrants (individually, a "WARRANT" and collectively, the "WARRANTS") to purchase, in the aggregate, that number of shares (the "WARRANT SHARES") that shall equal fifteen percent (15%) of the total number of Shares acquired, in the aggregate, by Purchasers at the Closing. The exercise price of the Warrants shall be equal to 140% of the Purchase Price Per Share. Each individual Purchaser shall receive its pro-rata portion of the Warrants, which such portion shall be determined in accordance with such Purchaser's allocated percentage set forth opposite such Purchaser's name on SCHEDULE I, attached hereto. The Warrants shall be in the form attached hereto as Exhibit A.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                         PURCHASE AND SALE OF SECURITIES

                  1.1 Purchase and Sale of Securities. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties and agreements herein contained, on the Closing Date, the Company shall issue to Purchasers, and Purchasers shall acquire from the Company, the Shares and the Warrants free and clear of all liens, security interests, options, rights, mortgages, pledges, restrictions on transferability of any type (other than (i) restrictions on transferability as may be applicable under federal and state securities laws, (ii) as set forth herein or therein and/or
(iii) those created by Purchasers) and Purchasers shall pay on the Closing Date to the Company an aggregate amount of $6,000,000 (the "CASH CONSIDERATION") by wire transfer to such account as is designated by the Company to Purchasers in writing.

                  1.2 Separate Sales. The Company's agreement with each Purchaser is a separate agreement, and the sale of Shares and Warrants to each Purchaser is a separate sale.

                                   ARTICLE II

                                     CLOSING

                  2.1 The Closing. The consummation of the sale and purchase of the Shares and the Warrants referred to in Section 1.1 (the "CLOSING") shall take place on the first business day following the business day on which the Company files the Form SB-2, but in no event shall the Closing take place later than the third business day after the date of this Agreement. The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, 301 Congress Ave., Suite 1200, Austin, Texas 78701, or at such other date, time or place as the parties hereto mutually agree, either verbally or in writing. Such date is referred to herein as the "CLOSING DATE," and the Closing shall be deemed to be effective as of 9:00 a.m., Central Time, on the Closing Date.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as disclosed in a document of even date herewith and delivered by the Company to Purchasers prior to the execution and delivery of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), the Company represents and warrants to Purchasers as follows:

                  3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has the corporate power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on the Company. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

                  3.2 Capital Structure. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share, of which there were issued and outstanding as of the close of business on March 3, 2000, 19,735,416 shares of Common Stock and no shares of preferred stock. All outstanding shares of Common Stock have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof and have been issued in compliance with all federal and state securities laws. The Company has no subsidiaries. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no (a) options, warrants, stock appreciation rights or other similar rights, agreements, arrangements or commitments of any character obligating the Company to issue or sell shares of its capital stock, (b) notes, bonds, debentures or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of the Company may vote or (c) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or any other capital stock of, or any equity interest in, the Company. The Shares, the Warrants and the Warrant Shares (collectively, the "SECURITIES") have been duly authorized for issuance and sale to the Purchasers pursuant to this Agreement and are validly issued. The Shares are, and, when issued pursuant to the terms and conditions set forth in the Warrant, the Warrant Shares will be, fully paid and non-assessable, and no holder of Securities is or will be subject to personal liability with respect to the obligations of the Company by reason of being such a holder. Other than as set forth in Section 3.2(d) of the Company Disclosure Schedule, the Shares and the Warrants are, and the Warrant Shares, when issued, shall be, free of preemptive rights or rights of first refusal created by statute, the Company's Certificate of Incorporation or Bylaws or any agreement to which the Company is a party or by which it is bound and, based on the representations of Purchasers contained in Sections 4.6, 4.7 and 4.8 of this Agreement, are and shall be issued in compliance with all federal and state securities laws. Except for Form D filings required to perfect exemptions under applicable federal and/or state securities laws and the filing of an application to list additional shares of Common Stock with the Nasdaq SmallCap Market, no filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign is necessary or required in connection with the due authorization, execution and delivery of the Operative Agreements (as hereinafter defined) or for the offering, issuance or sale of the Securities. The form of certificate that will be used to evidence the Shares will comply in all material respects with all applicable statutory requirements, with any applicable requirements of the Certificate of Incorporation and Bylaws of the Company and with the requirements of the Nasdaq SmallCap Market.

                  On March 1, 2000, the Company declared a two-for-one stock split of its Common Stock payable on March 27, 2000 in the form of a dividend of one share of Common Stock to each holder of record at the close of business on March 17, 2000. Effective as of the payment with respect to such stock split, all outstanding share and per share amounts, and the number and Purchase Price per share of the Shares and Warrants, shall be deemed to give effect to such split.

                  3.3 Authority. The Company has corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, dated March 22, 2000, between the Company and Millennium Partners, L.P. in the form attached hereto as Exhibit B (the "REGISTRATION RIGHTS AGREEMENT"), i2 Amendment No. 1 (defined below), the Hewlett-Packard Amendment No. 1 (defined below) and the Warrants (collectively, the "OPERATIVE AGREEMENTS") and to consummate the transactions contemplated by the Operative Agreements. The Company has taken all action required by law, its Certificate of Incorporation and Bylaws or otherwise to authorize the execution and delivery of this Agreement and the other Operative Agreements and the consummation of the transactions contemplated hereby and thereby. The Operative Agreements have been duly executed and delivered by the Company. The Operative Agreements are valid and binding agreements of the Company enforceable in accordance with their terms, except that: (a) the enforceability of the Operative Agreements may be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law; (b) the enforceability of the Operative Agreements is subject to and may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws relating to or affecting the rights of creditors generally; and (c) any rights to indemnification and contribution may be limited by federal or state securities laws and public policy considerations. The execution and delivery of the Operative Agreements does not, and the consummation of the transactions contemplated hereby and thereby (including the issuance and sale of the Securities) and compliance by the Company with its obligations under the Operative Agreements (a) shall not, with or without notice or lapse of time, or both, conflict with or constitute a breach of, or default or acceleration event under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to (i) any provision of the Certificate of Incorporation or Bylaws of the Company or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. Assuming the accuracy of the representations and warranties of Purchasers in Sections 4.6, 4.7 and 4.8 of this Agreement and except as expressly contemplated by this Agreement or the agreements, instruments and documents contemplated hereby, no consent, approval order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority (each a "GOVERNMENTAL ENTITY"), is required by or with respect to the Company or in connection with the execution and delivery of the Operative Agreements or the consummation by the Company of the transactions contemplated hereby or thereby, and (b) will not result in any violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its properties, assets or operations.

                  3.4 SEC Documents; Financial Statements. The Company has made available to Purchasers each statement, report, registration statement (with each prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "SECURITIES ACT")), definitive proxy statement, and other filing filed with the Securities and Exchange Commission ("SEC") by the Company since December 31, 1998 (collectively, the "COMPANY SEC DOCUMENTS"). In addition, the Company has made available to Purchasers all exhibits to the Company SEC

Documents filed prior to the date hereof. Other than as set forth in Section 3.4 to the Company Disclosure Schedule, as of their respective filing dates, the Company SEC Documents were filed on a timely basis and complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the Securities Act, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading except to the extent corrected by a subsequently filed Company SEC Document. The financial statements of the Company, including the notes thereto, included in the Company SEC Documents (the "COMPANY FINANCIAL STATEMENTS") (i) have been prepared in accordance with the published regulations of the SEC and in accordance with generally accepted accounting principles ("GAAP") (except to the extent as may be indicated in the notes thereto and with respect to interim Company Financial Statements included in Quarterly Reports on Form 10-QSB (promulgated under the Exchange Act), as required by Form 10-QSB) and (ii) fairly present the financial position of the Company as of the respective dates thereof and the results of its operations and cash flows for the periods indicated (including, in the case of any unaudited interim financial statements, reasonable estimates of normal and recurring year-end adjustments). Except for the disclosure of the Company's proposed follow-on offering pursuant to Form SB-2, the Company has not disclosed to Millennium any material non-public information.

                  3.5 Absence of Undisclosed Liabilities. The Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999 (the "COMPANY BALANCE SHEET"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Company Balance Sheet under generally accepted accounting principles, and (iii) those incurred in the ordinary course of business since the Company Balance Sheet Date and consistent with past practice.

                  3.6 Broker's and Finders' Fees. Other than as set forth in
Section 3.6 of the Company Disclosure Schedule, the Company has not incurred, nor shall it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                  3.7 Board Approval. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby. No vote or consent of the Company's stockholders is required for the consummation of the transactions contemplated hereby.

                  3.8 No Material Adverse Change. Since the date of the Company Balance Sheet, the Company has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets or business of the Company other than continuing operating losses and fluctuating stock price; (b) any amendment or change in the Certificate of Incorporation or Bylaws of the Company; or (c) any damage to, destruction or loss of any assets of the Company, (whether or not covered by insurance) that materially and adversely affects the financial condition or business of the Company.

                  3.9 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which the Company has received any notice of assertion against the Company which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

                  3.10 Representations Complete. None of the representations or warranties made by the Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or certificate furnished by the Company pursuant to this Agreement, or the Company SEC Documents, when all such documents are read together in their entirety, contains or shall contain at the Closing any untrue statement of a material fact, or omits or shall omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASERS

         Each Purchaser severally, and not jointly, represents and warrants to the Company as follows:

                  4.1 Corporate Organization. Such Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its jurisdictions of incorporation or organization. Such Purchaser has full corporate power and authority to carry on its business as it is now being conducted.

                  4.2 Authorization. Such Purchaser has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Such Purchaser has taken all action required by law, its Certificates of Incorporation and Bylaws or otherwise to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a valid and binding agreement of such Purchaser enforceable in accordance with its terms, except that: (a) the enforceability of this Agreement may be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law; and (b) the enforceability of this Agreement may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally.

                  4.3 No Violation. The execution and delivery of this Agreement and, with respect to Millennium, the Registration Rights Agreement, does not, and the consummation of the transactions contemplated hereby shall not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificates of Incorporation or Bylaws of such Purchaser or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Purchaser or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to such Purchaser or in connection with the execution and delivery of this Agreement and, with respect to Millennium, the Registration Rights Agreement, by such Purchaser or the consummation by such Purchaser of the transactions contemplated hereby.


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

                  4.4 Brokers and Finders. Other than as set forth in Section
3.6 of the Company Disclosure Schedule, such Purchaser has not incurred, nor shall it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby and any fees or commissions owing to A.G. Edwards & Sons, Inc. by Millennium, shall, if due and payable, be paid by the Company pursuant to the Letter Agreement referred to in Section 3.6 of the Company Disclosure Schedule.

                  4.5 Corporate Approval. All necessary corporate actions have been taken by such Purchaser for the approval of such Purchaser to enter this Agreement and, with respect to Millennium, the Registration Rights Agreement, and the transactions contemplated hereby.

                  4.6 Investment Intent. Such Purchaser is purchasing the Shares and Warrants for its own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same, and does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of such securities.

                  4.7 Access to Information. Such Purchaser has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Securities. Such Purchaser has had an opportunity to ask questions of and receive answers from the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Purchaser or to which the Company has access.

                  4.8 Accredited Investor. Such Purchaser is an "accredited investors" within the meaning of SEC Rule 501 of Regulation D, as presently in effect. The principal places of business and the principal offices of the Purchasers are located in Texas in the case of i2 Technologies, Inc., California in the case of Hewlett-Packard Company and New York in the case of Millennium.

                  4.9 Restricted Securities. Such Purchaser understands that the Securities are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in transactions not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Purchaser represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

                  4.10 Further Limitations on Disposition. Such Purchaser agrees not to offer, sell, exchange, transfer, pledge or otherwise dispose of any of the Securities unless at that time either:

                  (a) such transaction is permitted pursuant to the provisions of Rule 144 under the Securities Act or another exemption from registration under the Securities Act and all applicable state securities laws;

                  (b) a registration statement under the Securities Act (a "REGISTRATION STATEMENT") covering such securities proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, is filed with the SEC and all applicable state securities law agencies and made effective under the Securities Act and all applicable state securities laws; or

                  (c) an authorized representative of the SEC and all applicable state securities law agencies shall have rendered written advice to such Purchaser (with a copy thereof and of all other related communications delivered to the Company) to the effect that the SEC and/or such state securities law agencies will take no action, or that the staff of the SEC and/or such state securities law agencies will recommend that the SEC and/or such state securities law agencies, as applicable, take no action, with respect to the proposed offer, sale, exchange, transfer, pledge or other disposition if consummated.

         All certificates representing the Securities deliverable to such Purchaser and any certificates subsequently issued with respect thereto or in substitution therefor shall bear a legend that such Securities may only be sold or disposed of in accordance with (i) the provisions of the Securities Act, the rules and regulations thereunder and any applicable state securities laws, (ii) pursuant to an effective registration statement or (iii) pursuant to an exemption from the registration/qualification requirements of the Securities Act and any applicable state securities laws. The Company, at its reasonable discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the certificates for such securities but not as to the certificates for any part of such securities as to which said legend is no longer required.

                                   ARTICLE V

                                   COVENANTS

                  5.1 Further Assurances. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and shall use commercially reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings to be obtained in connection with the transactions contemplated by this Agreement.

                  5.2 Market Stand-Off. At the Closing, i2 and Hewlett-Packard will execute a 120-day underwriter's lock-up agreement in the form attached hereto as Exhibit C (the "LOCK-UP AGREEMENT").

                  5.3 Registration Rights Agreements. At the Closing, i2 Technologies, Inc. and the Company shall execute Amendment No. 1 to the Registration Rights Agreement, dated

October 12, 1999, in the form attached hereto as Exhibit D ("i2 AMENDMENT NO. 1"); Hewlett-Packard Company and the Company shall execute Amendment No. 1 to the Shareholders Agreement, dated February 4, 1999, in the form attached hereto as Exhibit E ("HEWLETT-PACKARD AMENDMENT NO. 1"); and Millennium and the Company shall execute the Registration Rights Agreement.

                  5.4 Listing of Common Stock. As soon as reasonably practicable following the Closing Date, the Company will use its best efforts to cause the Shares and Warrant Shares to be listed for trading on the Nasdaq SmallCap Market.

                  5.5 Issuance of Certificates. Promptly following the Closing, the Company shall cause its transfer agents to issue and deliver to each Purchaser certificates representing the Shares purchased by such Purchaser.

                                   ARTICLE VI

                              DELIVERIES AT CLOSING

                  6.1 Warrant. The Company shall execute and deliver to each Purchaser the Warrants issuable to each Purchaser.

                  6.2 Lock-Up Agreements. The Company shall have no obligation to enter into the transactions contemplated by this Agreement with i2 and Hewlett-Packard until i2 and Hewlett-Packard shall have executed and delivered to the Company their respective Lock-Up Agreement.

                  6.3 Registration Rights Agreement. The Company shall have no obligation to enter into the transactions contemplated by this Agreement with respect to each Purchaser, respectively, until: (i) i2 Technologies, Inc. shall have executed the i2 Amendment No. 1; (ii) Hewlett-Packard Company shall have executed the Hewlett-Packard Amendment No. 1; and (iii) Millennium shall have executed the Registration Rights Agreement.

                  6.4 Legal Opinion. Counsel for the Company shall deliver, to the Purchasers, a legal opinion to the effect set forth below:

                  (a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware. The Company has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Company SEC Documents and to enter into and perform its obligations under each of the Operative Agreements.

                  (b) The Securities have been duly authorized for issuance and sale to the Purchasers pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein or in the Warrants, as the case may be, will be validly issued and fully paid and non-assessable, and no holder of Securities is or will be subject to personal liability with respect to the obligations of the Company by reason of being such a holder. Other than as set forth in Section 3.2(d) of the Company Disclosure Schedule, the issuance of the Securities is not subject to preemptive or other similar rights of any securityholder of the Company created by statute, under the Certificate of Incorporation or Bylaws of the Company or under any documents or agreements filed or incorporated by reference by the Company with the SEC as exhibits to its registration statement on Form SB-2 (Reg. No 333-83315) including all amendments thereto (the "SEC EXHIBITS").

                  (c) The Operative Agreements have been duly authorized, executed and delivered by the Company. The Operative Agreements constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be subject to or limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and other similar laws affecting the rights of creditors generally and (ii) general equitable principles (whether relief is sought at law or in equity), including concepts of materiality, reasonableness, good faith and fair dealing; and except as any rights to indemnification and contribution may be limited by federal or state securities laws and public policy considerations.

                  (d) Except for Form D filings required to perfect exemptions under applicable federal and/or state securities laws and the filing of an application to list additional shares of Common Stock with the Nasdaq SmallCap Market, no filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign is necessary or required in connection with the due authorization, execution and delivery of the Operative Agreements or for the offering, issuance or sale of the Securities.

                  (e) The execution, delivery and performance of the Operative Agreements and the consummation of the transactions contemplated in the Operative Agreements (including the issuance and sale of the Securities) and compliance by the Company with its obligations under the Operative Agreements do not and will not, whether with or without the giving of notice or lapse of time or both, conflict with or constitute a breach of, or default or acceleration event under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to any SEC Exhibit to which the Company is a party or by which it may be bound (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not have a material adverse effect on the Company), nor will such action result in any violation of the provisions of the Certificate of Incorporation or Bylaws of the Company, or any applicable law, statute, rule, regulation, judgment, order, writ or decree, known to such counsel, of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its properties, assets or operations.

         In rendering such opinion, such counsel may rely, as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of responsible officers of the Company and public officials. Such opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion Accord of the ABA Section of Business Law (1991).

                  6.5 Payment of Consideration. Purchasers shall deliver the Cash Consideration specified in Section 1.1.

                                  ARTICLE VII

                         SURVIVAL OF REPRESENTATIONS AND
                           WARRANTIES; INDEMNIFICATION

                  7.1 Survival of Representations. All representations and warranties of the parties as contained in this Agreement (including the Disclosure Schedules) shall survive the Closing and shall terminate on the date that is one year after the Closing; provided that there shall be no limitation period for matters involving fraud or intentional misrepresentation nor for covenants and agreements of the parties.

                  7.2 Statements as Representations. All statements contained in the Company Disclosure Schedule and any certificate delivered pursuant to this Agreement shall be deemed representations and warranties within the meaning of
Section 7.1 hereof.

                  7.3 Indemnification by the Company. Subject to the limitations set forth in this Article VII, the Company hereby agrees to indemnify, defend and hold harmless Purchasers, any subsidiary, director, officer, employee, partner, agent or representative of any Purchaser (individually, a "PURCHASER INDEMNITEE" and collectively, "PURCHASER INDEMNITEES") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, attorneys' fees and expenses (collectively, "DAMAGES") asserted against, resulting from, imposed upon or incurred by the Purchaser Indemnitees or any Purchaser Indemnitee, resulting from, or arising out of any breach of any representation, warranty or agreement of the Company, contained in or made pursuant to this Agreement. Exercise of the foregoing indemnification rights shall be the sole remedy of any Purchaser Indemnitee with respect to any breach by the Company of its representations or warranties contained in this Agreement. The maximum aggregate liability of the Company pursuant to this Section 7.3 with respect to any breach by the Company of such representations or warranties will be limited to an aggregate of Six Million and 00/100 Dollars ($6,000,000.00), and $2,000,000 per Purchaser, plus any amounts paid by such Purchaser to exercise the Warrants, whether such liability is asserted in an action brought in contract, in tort or pursuant to some other theory and whether the possibility of such liability was made known to or was foreseeable by the Company. Accordingly, the Purchasers agree to assume the responsibility for insuring against or otherwise bearing the risk of greater damages.

                  7.4 Indemnification by Purchasers. Subject to the limitations set forth in this Article VII, each Purchaser, severally and not jointly, agrees to indemnify, defend and hold harmless the Company, any subsidiary, director, officer, employee, agent or representative of the Company (individually, an "COMPANY INDEMNITEE" and collectively, "COMPANY INDEMNITEES") from and against all Damages asserted against, resulting from, imposed upon or incurred by the Company Indemnitees or any Company Indemnitee, resulting from, or arising out of any breach of any representation, warranty or agreement of such Purchaser contained in or made pursuant to this Agreement. Exercise of the foregoing indemnification rights shall be the sole remedy of any Company Indemnitee with respect to any breach by a Purchaser of its representations, warranties or agreements contained in this Agreement. The maximum liability of each individual Purchaser pursuant to this Section 7.4 with respect to any breach by such Purchaser of its representation and warranties will be limited to Two Million and 00/100 Dollars ($2,000,000) per Purchaser, and Six Million and 00/100 Dollars ($6,000,000) in the Aggregate, plus any amounts paid by such Purchaser to exercise the Warrants, whether such liability is asserted in an action brought in contract, in tort or pursuant to some other theory and whether the possibility of such liability was make known to or was foreseeable by the Company.

                  7.5 Limitation of Liability. NO PARTY SHALL HAVE ANY LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE FOR CONSEQUENTIAL, EXEMPLARY, INCIDENTAL OR PUNITIVE DAMAGES EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         THE FOREGOING LIMITATION OF LIABILITY IS AN EXPRESSLY BARGAINED FOR PORTION OF THE CONSIDERATION FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

                  8.1 Amendment and Modifications. This Agreement may be amended, modified and supplemented only by written agreement between the parties hereto which states that it is intended to be a modification of this Agreement.

                  8.2 Waiver of Compliance. Any failure of the Company or Purchasers to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                  8.3 Expenses. Unless otherwise agreed to in writing or as set forth in Schedule 3.6 of the Company Disclosure Schedule, the parties agree that all fees and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such fees and expenses, including, without limitation, all fees of counsel, actuaries and accountants.

                  8.4 Remedies Waiver. All rights and remedies existing under this Agreement are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right. No right or remedy of a party shall be deemed waived unless expressly made a term, covenant or condition in this Agreement.

                  8.5 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by commercial delivery service, sent by facsimile transmission with confirmation of receipt, or mailed by certified or registered mail (return receipt requested) with postage prepaid, to the parties at the following address (or such other address for a party as shall be specified by like notice):

                  if to the Company, to:

                           The viaLink Company
                           13155 Noel Road, Suite 800
                           Dallas, TX  75240
                           Attn:  J. Andrew Kerner
                           Fax:  (972) 934-5555

                           with a copy (which shall not constitute notice) to:

                           Richard M. Klinge & Associates, P.C.
                           510 E. Memorial Road, Suite C-1
                           Oklahoma City, Oklahoma 73114
                           Attention: Richard M. Klinge, Esq.
                           Fax: (405) 775-9003

                  if to a Purchaser, at the addresses set forth opposite each Purchaser's name on SCHEDULE I, attached hereto.

                           with a copy (which shall not constitute notice) in the case of i2 to:

                           Brobeck, Phleger & Harrison LLP
                           301 Congress Avenue, Suite 1200
                           Austin, Texas 78701
                           Attention:  Ronald G. Skloss, Esq.
                           Fax:  (512) 477-5813

                  8.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other party. Notwithstanding the foregoing, Millennium may assign its rights hereunder, in whole or in part, in connection with any private resale of Common Stock or Warrants purchased hereunder.

                  8.7 Publicity. Neither the Company nor any Purchaser shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of the other party. This provision shall not apply, however, to any announcement or written statement required to be made by law or the regulations of any federal or state governmental agency or by obligations pursuant to any listing agreement with any national securities exchange or with the National Association of Securities Dealers, Inc., except that the party required to make such announcement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement before such announcement is made. The Company agrees to issue a press release announcing the transactions contemplated by this Agreement promptly following the Closing.

                  8.8 Severability. If any portion of this Agreement shall be deemed illegal, void or unenforceable by a court of competent jurisdiction, the remaining portions will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

                  8.9 Arbitration of Disputes. The parties agree that any controversy or claim (whether such controversy or claim is based upon or sounds in statute, contract, tort or otherwise) arising out of or relating to this Agreement, any performance or dealings between the parties with respect to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties are not able to resolve, shall be settled exclusively by arbitration in Dallas, Texas by a single arbitrator pursuant to the American Arbitration Association's Commercial Arbitration Rules then in effect and judgment upon the award rendered by the arbitrator shall be entered in any court having jurisdiction thereof and such arbitrator shall have the authority to grant injunctive relief in a form similar to that which a court of law would otherwise grant. The arbitrator shall be chosen from a panel of licensed attorneys having at least fifteen (15) years of professional experience who are familiar with the subject matter of this Agreement. The arbitrator shall be appointed within thirty (30) days of the date the demand for arbitration was sent to the other party. Discovery shall be permitted in accordance with the Federal Rules of Civil Procedure. If an arbitration proceeding is brought pursuant to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and necessary disbursements incurred in addition to any other relief to which such party may be entitled.

                  8.10 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas (excluding its choice of laws rules).

                  8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  8.12 Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

                  8.13 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

                  8.14 Further Assurances. Each of the parties hereto agrees that from time to time, at the request of any of the other parties hereto and without further consideration, it will execute and deliver such other documents and take such other action as such other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

                  8.15 Schedules. The Schedules to this Agreement are deemed incorporated in this Agreement and may contain information that is not expressly required to be disclosed by this Agreement.

                  8.16 Entire Agreement. This Agreement, including the Schedules hereto, the other documents and the certificates delivered pursuant to the terms hereof, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. This Agreement has been negotiated by the parties and their respective counsel and will be interpreted fairly and in accordance with its terms and without strict construction in favor of or against either party.

                            [Signature page follows.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereto duly authorized, all as of the day and year first above written.

                                        THE VIALINK COMPANY

                                        By:  /s/ J. Andrew Kerner
                                             ----------------------------
                                              J. Andrew Kerner
                                                Chief Financial Officer

                                        PURCHASERS:

                                        i2 TECHNOLOGIES, INC.

                                        By: /s/ Robert C. Donohoo
                                            -----------------------------
                                        Name: Robert C. Donohoo
                                        Title: Corporate Counsel


                                        HEWLETT-PACKARD COMPANY

                                        By: /s/ Craig White
                                            -----------------------------
                                        Name: Craig White
                                        Title: Vice President


                                        MILLENNIUM PARTNERS, L.P.

                                        By:  Millennium Management L.L.C.
                                             General Partner

                                            By: /s/ Terry Feeney
                                               --------------------------
                                            Name: Terry Feeney
                                            Title: CAO

                                   SCHEDULE I

                                                                    ALLOCATION                      CASH
                        PURCHASER                                   PERCENTAGE                  CONSIDERATION
                  i2 Technologies, Inc.                               33 1/3%                    $2,000,000
                        1 i2 Place
                     11701 Luna Road
                   Dallas, Texas 75234

                 Hewlett-Packard Company                              33 1/3%                    $2,000,000
                        [Address]

                Millennium Partners, L.P.                             33 1/3%                    $2,000,000
             c/o Millennium Management L.L.C.
                     666 Fifth Avenue
                 New York, New York 10103
                                                                      ----                       ----------
                               Total                                   100%                      $6,000,000

                                    EXHIBIT A

                                 FORM OF WARRANT

                                    EXHIBIT B

                          REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT C

                            FORM OF LOCK-UP AGREEMENT

                                    EXHIBIT D

                               i2 AMENDMENT NO. 1

                                    EXHIBIT E

                         HEWLETT-PACKARD AMENDMENT NO. 1